Exhibit 99.2

IntelGenx Announces Closing of Private Placements

SAINT LAURENT, QUEBEC -- (Marketwire – June 22, 2011) -- IntelGenx Technologies Corp. (TSX-V:IGX) (OTC.BB:IGXT) (the “Company” or “IntelGenx”) today announced that it has closed private placement offerings totaling approximately 4.8 million shares (the “Shares”) of common stock (the "Common Stock") at a per share purchase price of US$0.67, and three-year warrants (the "Warrants") to purchase up to approximately 2.4 million shares of Common Stock at an exercise price of US$0.74 per share, for aggregate gross proceeds of approximately US$3.2 million.

As previously announced, on June 3, 2011 the Company entered into a definitive securities purchase agreement with certain accredited and institutional investors for the issuance and sale in a private placement transaction (the “US Private Offering”) of 2,582,536 Shares and Warrants to purchase up to 1,291,268 shares of Common Stock, for aggregate gross proceeds of approximately $1.7 million.

The Company also previously announced that it intended to enter into a definitive subscription agreement solely with Canadian investors for the issuance and sale in a concurrent non-brokered private placement transaction (the “Canadian Private Offering”) of up to an additional $1.5 million in Shares and Warrants under the same terms and conditions as the US Private Offering. On June 21, 2011, the Company entered into definitive subscription agreements with such Canadian investors for the issuance and sale of 2,238,806 Shares and Warrants to purchase up to 1,119,403 shares of Common Stock, for aggregate gross proceeds of approximately $1.5 million.

The US and Canadian Private Offerings were consummated on June 21, 2011 (the “Closing Date”) pursuant to which the Company received aggregate gross proceeds from the US and Canadian Private Offerings of approximately $3.2 million, before deducting offering expenses. The Company intends to use the net proceeds from the sale of the Shares and Warrants pursuant to the US and Canadian Private Offerings for general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the US Public Offering. On the Closing Date, the Company paid/issued to Rodman & Renshaw, LLC or its designees: (i) cash commissions in the amount of $121,120.85, representing 7% of the aggregate gross proceeds received by the Company in the US Private Offering, plus expenses in the amount of $24,982.38; and (ii) warrants to purchase 180,778 shares of Common Stock, representing 7% of the amount of Shares sold in the US Private Offering.

Also on the Closing Date, the Company paid/issued to each of Haywood Securities Inc. and Raymond James Ltd. in connection with the Canadian Private Offering: (i) cash finder’s fees in the amount of $90,930 and $14,070 respectively, representing 7% of the aggregate gross proceeds received by the Company in the Canadian Private Offering; and (ii) warrants to purchase 135,716 and 21,000 shares of Common Stock respectively, representing 7% of the amount of Shares sold in the Canadian Private Offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in the US and Canadian Private Offerings.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of severe depression, hypertension, erectile dysfunction, benign prostatic hyperplasia, migraine, insomnia, bipolar disorder, idiopathic pulmonary fibrosis, allergies and pain management. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

CONTACT:
Dr. Horst G. Zerbe,
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com